EXHIBIT 8.2

AXTMAYER BENITEZ & QUINONES, P.S.C.

A PROFESSIONAL SERVICES CORPORATION OF
ATTORNEYS AND COUNSELORS AT LAW

PO BOX 70174
SAN JUAN, PUERTO RICO 00936-8174

268 MUNOZ RIVERA AVENUE
SAN JUAN, PUERTO RICO 00918

TELEPHONE (787) 620-6020
FAX (787) 620-6040

August 1, 2001

Board of Directors, W Holding Corporation, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

RE:  FORM 8-K

Ladies and Gentlemen:

       In connection with the issuance under the Securities Act of 1933, as amended (the "Act"), of 1,791,999 shares of the 7.40% Noncumulative Monthly Income Preferred Stock, 2001 Series D ($25 liquidation preference per share) of W Holding Company, Inc., a financial holding company organized under the laws of the Commonwealth of Puerto Rico, we hereby confirm to you that the disclosure set forth under the heading "Puerto Rico Taxation" in the prospectus supplement of even date hereof (the "Prospectus Supplement"), subject to the limitations set forth therein, is an accurate discussion of the principal Puerto Rico tax consequences to investors who purchase such securities in the offering described in such Prospectus Supplement.

       We hereby consent to the utilization of this opinion in connection with the filing of Form 8-K, and to the references to us under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Axtmayer Benitez & Quinones, P.S.C.

/s/ José A. Axtmayer
By: José A. Axtmayer